Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated November 15, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2011.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

May 22, 2012